UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)

December 28, 2010

SINOHUB, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52746	87-0438200
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6/F, Building 51, Road 5, Qiongyu Road, Technology Park Nanshan District Shenzhen, China	518057
(Address of Principal Executive Offices)	(Zip Code)

86 755 26612106
Registrant's Telephone Number, Including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 2, 2010, SinoHub, Inc. (“the Company” or “SinoHub”) announced that the Company’s subsidiary SinoHub SCM Shenzhen, Ltd. (“SinoHub Shenzhen”) had entered into a $5 million revolving credit line (the “Original Credit Line”) with the Shenzhen Branch of Ningbo Bank.  To date, the Company has drawn approximately $3.1 million under the Original Credit Line.

On December 28, 2010, SinoHub Shenzhen entered into a new $7 million credit line (the “New Credit Line”) with the Shenzhen Branch of Ningbo Bank, which carries forward the $3.1 million balance under and terminates the Original Credit Line. The maturity date of the New Credit Line shall be December 21, 2011, and all other terms and conditions of the New Credit Line shall be the same as the Original Credit Line, including the unlimited personal guaranty of SinoHub’s Chief Financial Officer, De Hai Li, with respect to all borrowings under the New Credit Line.  SinoHub Electronics Shenzhen Limited, a wholly-owned subsidiary of the Company, is also a guarantor under the New Credit Line.

Item 1.03 Termination of a Material Definitive Agreement.

See Item 1.01, which is incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01, which is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2010, Charles T. Kimball notified the Board of Directors of the Company of his resignation as a Director of the Company, effective as of January 2, 2011. Mr. Kimball’s resignation was not the result of any disagreements with the Company regarding its operations, policies, or practices.

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SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

SINOHUB, INC.

Date: January 3, 2011	By:	/s/ Henry T. Cochran
Henry T. Cochran
Chief Executive Officer

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